Exhibit 4.2

OneConnect Financial Technology Co., Ltd.

2017 Stock Incentive Plan (amended and restated on September 10, 2019, further amended and restated on September 28, 2020)

I.                    Purpose of the Plan

The purposes of this Plan are to attract and retain the best available personnel to promote long-term sustainable development of Cayman Company and its related entity, maximize values for the shareholders and achieve a win-win outcome for the shareholders, Company and employees.

II.               Interpretations

Unless otherwise stated, the following terms or abbreviations used herein shall have the following meaning:

Shareholding Entity	means the entity designated by the Board and controlling ordinary shares of OneConnect Financial Technology Co., Ltd. (“Cayman Company”) under this Plan

Award	means any stock option, performance stock unit or any other stock-based award granted hereunder

Award Agreement

means any written agreement, contract or other instrument or document evidencing the award (including by means of electronic media), including but not limited the grant notification of option and performance stock unit

Board	means the Board of Directors of Cayman Company

Administrator	means the Board or any director, committee or any other person designated by the Board for the purpose of administration and management of this Plan

Exchange Act	means the Securities Exchange Act of 1934 as amended or any successor thereto

Corporate Transaction

unless otherwise defined in the award agreement, means occurrence of any of the following events; however, the Administrator shall determine under parts (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a) a merger, legal amalgamation, arrangement or consolidation, or arrangement plan (i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated, or (ii) subsequent to which holders of voting securities of the Company cease to hold more than 50% of combined voting power of the voting securities of the surviving entity;

(b) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c) the complete liquidation or dissolution of the Company;

(d) any reverse takeover or series of related transactions culminating in a reverse takeover (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company is the surviving entity but (i) the equity securities outstanding immediately prior to such takeover are converted or exchanged by virtue of the takeover into other property, whether in the form of securities, cash or otherwise, or (ii) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such takeover or the initial transaction culminating in such takeover, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(e) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction

Tax Law

means the tax laws, rules, regulations and government orders of the People’s Republic of China, the federal, state or local tax laws of the United States or any other tax laws, rules and regulations of other applicable countries.

Share

means the ordinary shares of Cayman Company, or shares that constitute a part of ordinary interest share capital of Cayman Company due to any increase or decrease in the number of issued shares resulting from a stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the shares

Performance Stock Unit

means the right granted to a Grantee to receive a certain number of issued shares of Cayman Company (other than newly-issued shares) controlled by the Shareholding Entity over a certain period, provided that such Grantee achieves the performance goal

Stock Option/Option

means the right granted to a Grantee to purchase a certain number of issued shares of Cayman Company (other than newly-issued shares) controlled by the Shareholding Entity over a certain period at the previously agreed price on the agreed terms and conditions.

Employment Relationship	means the labor or employment relationship with Cayman Company and the Related Entity

Officer	means CEO, general manager, deputy general manager, financial principal and any other person identified by the Board in accordance with the relevant articles of association

Fair Market Value of Shares

means, as of any date, the value of Shares determined as follows: (i) if the Shares are traded in an open market, fair market value shall be the closing price per share as quoted on the principal exchange the Administrator determines to be the principal market on the last trading date immediately prior to the date of determination (or if no closing price is reported on that date, the closing price on the last trading date on which such closing price is reported) or (ii) if there is no market in which the shares are traded as described in item (i), the fair market value shall be determined by the Administrator in good faith on the basis of the following: value per share appraised by a qualified appraiser approved by the Administrator

Related Entity

means any entity directly or indirectly controlling Cayman Company, controlled by Cayman Company directly or indirectly through shares or agreement, or directly or indirectly under common control with Cayman Company

Grantee	means employees and any other person identified by the Administrator who are eligible to participate in this Plan hereunder

Competition Event

a Competition Event occurs if any Grantee (i) becomes shareholder, director, officer, employee, adviser or partner of any competitor of Cayman Company or Related Entity; or (2) engages in any act that may bring competitive advantages for the competitor

Cayman Company/Company	means OneConnect Financial Technology Co., Ltd., a company incorporated and validly existing under the laws of the Cayman Islands

Shareholder of Cayman Company/Shareholder of Company	means existing shareholder of Cayman Company, excluding future contingent investor of Cayman Company or any Grantee appearing after exercise or vesting of the Award

Stock Incentive Plan/this Plan/Plan	means this amended and restated stock option incentive plan (as amended from time to time) adopted on November 7, 2017

Grant Notification of Option	means the notice given to eligible Grantees to grant a certain number of options to such Grantees

Grant Notification of Performance Stock Unit	means the notice given to eligible Grantees to grant a certain number of performance stock unit to such Grantees

Disability

means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any work-related or non-work-related disability or disease as evidenced by the labor ability appraisal conclusion issued by the competent agency under legal standards in accordance with laws and regulations then in force

Grant	means the act of giving the Award to the Grantee under this Plan

Grant Date	means the date on which the Award is granted to the Grantee

Vesting

means an act of administration through which a certain number of options that are non-exercisable become exercisable within the agreed timeframe or a certain number of performance stock unit or other stock-based award that are non-vestable become vestable within the agreed timeframe and shares thereunder are obtained

Governing Law

means requirements of any Applicable Laws related to the shares, requirements of any Applicable Laws related to the administration of the stock incentive plan, rules of any relevant stock exchange and national market mechanism, and laws and regulations of any jurisdiction that are applicable to the grant of award to residents residing in any jurisdiction

Employee	means any person who maintains actual employment relationship with Cayman Company or its related entity

Exercise	means the act through which the Grantee purchases the issued shares of Cayman Company at the previously determined price upon the previously determined terms and conditions within the specified period

Exercise Price	means the price at which the Grantee purchases shares, which is determined at time of granting the option to the Grantee and specified in the grant notification of option

Initial Exercisable Date	means the date from which Grantee is entitled to exercise an Option pursuant to the exercise requirements of the Options under this Plan

Validity Period	means the time slot commencing from the date on which the award is granted to the Grantee and expires on the date on which the award becomes invalid

Other Stock-based Award

means restricted stock, restricted stock unit, stock appreciation right, dividend equivalent, share payment, deferred share, and other awards that are valuated by reference to or on the basis of shares of the company

Securities Act	means the Securities Act of 1933 as amended or any successor thereto

III.          Stocks subject to the plan

1.                  Number of stocks

(1)             Subject to the provisions of this Plan (including Section 11), the maximum aggregate number of shares to be used hereunder is 66,171,600, which shall be granted in several batches. In case of any increase or decrease in the number of issued shares resulting from a stock split, stock dividend, combination or reclassification of the shares of Cayman Company, or similar transaction affecting the shares, the Board has the right to adjust such maximum aggregate number.

(2)             To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding stock award acquired in any form or combination by the Company or Subsidiary of the Company shall not be counted against Shares available for grant pursuant to the Plan. Shares delivered by the Grantee or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be granted or awarded hereunder, subject to the limitations of Section 1(1). If any restricted shares are forfeited by the Grantee or repurchased by the Company, such Shares may again be granted or awarded hereunder, subject to the limitations of Section 1(1). Notwithstanding the provisions of this Section, no Shares may again be granted or awarded if such action would cause an Incentive Share Option to fail to qualify under Section 422 of the Code.

2.                    Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury shares (subject to Applicable Laws) or Shares purchased on the open market. Additionally, in the discretion of the Administrator, American Depository Shares in an amount equivalent to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award. If the number of Shares represented by an American Depository Share is other than on a one-to-one basis, the limitations of Section 1 shall be adjusted to reflect the distribution of American Depository Shares in lieu of Shares.

IV.           Eligibility and Participation

1.                  Grantees eligible to participate in the Plan include Employees and other persons as determined by the Administrator.

2.                    Subject to the provisions of the Plan, the Administrator may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to require to be granted an Award pursuant to this Plan.

3.                    In order to assure the viability of Awards granted to Grantees in various jurisdictions, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Grantee resides or is employed. Moreover, the Administrator may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 3.1 of the Plan. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

4.                    The types of Awards that may be granted under the Plan include but are not limited to stock options, performance stock units, and other stock-based awards such as restricted stocks, restricted stock units, stock appreciation rights, dividend equivalents, share payments and deferred shares.

V.                Option

A.                Grant of option

1.                    The exercise price of options granted in each batch shall be valuated by the Administrator and determined according to the following principles, and shall be specified in the Grant Notification of Option or any other award agreement then issued to the Grantees:

(1)             The exercise price of option granted prior to listing shall not be lower than the higher of the following:

a)                 the fair market value of the shares on the grant date;

b)                 the face value of the share

(2)             The exercise price of option granted after listing shall not be lower than the higher of the following:

a)                 the closing price of the share on the stock exchange on the grant date (which must be a trading day);

b)                 the average closing price of the share on the stock market for the five business days immediately preceding the grant date;

c)                  the face value of the share;

d)                 the lowest price stipulated by the listing rules or laws of the jurisdiction where the shares are listed.

(3)             Subject to the listing rules and laws, the Administrator has the final decision on the exercise price of the option.

B.                Vesting of option

1.                    Unless otherwise decided by the Administrator, in principle, the options granted in each batch shall be vested for 4 years, and the maximum amount of options that are vestable in each year shall be 25% of the total options granted in such batch. The first vesting date shall be the first anniversary date of the grant date (or the next day if there is no anniversary date).

2.                    The Administrator shall, according to the base of options to be vested in per year (that is, the total options granted in a batch/predicted times of vesting), calculate the number of options actually vested based on the performance of Cayman Company and individuals:

(1)             The Administrator shall determine the company option vesting coefficient for each year according to the overall operating objective and achievement of Cayman Company. For the first three vestings, if the option vesting coefficient for a year is less than 100%, the unvested portion may be postponed to the vesting time point of the next year (which may only be postponed to the next year of the current year, but not to the third year) to judge whether such option is vestable: if 1) the option vesting coefficient for the next year is 100%, then all the unvested options can be vested; 2) option vesting coefficient for the next year is less than 100%, all the unvested options shall be canceled. For the fourth vesting, if the option vesting coefficient for that year is less than 100%, the unvested portion shall be immediately canceled.

(2)                The Administrator shall determine the individual option vesting coefficient for each year according to the individual performance results, violations and other evaluations of Grantee. If the last personal annual performance ranking of a Grantee falls within the last 10 percent of his/her ranking group, such Grantee shall be disqualified for vesting the option for the current year, and the corresponding options that are vestable for that year shall be canceled, for which the Company shall not make any other compensation.

(3)                The number of options actually vested by a Grantee in the year shall be the product of the current option vesting base of such Grantee and the said company vesting coefficient of the and the individual option vesting coefficient.

3.                    The Administrator may, in accordance with its authority, stipulate separately the number of times, amount of each batch of options and vesting coefficients to be vested as a whole or individually.

C.                Exercise of option

1.                  Except as otherwise provided in this Plan, the validity period of each batch of option granted to the Grantee shall be 10 years from the Grant Date, and the options that are not exercised during the validity period shall be canceled. If the Cayman Company is not listed at the expiration of the validity period, the Board may decide whether to extend the validity period if necessary.

2.                  The Grantee shall not exercise the option before the Initial Exercisable Date, and the Initial Exercisable Date of the option shall be no earlier than 12 months after the listing date of the Company. The specific Initial Exercisable Date may be adjusted and decided by the Administrator from time to time in accordance with the laws and regulations of the venue where securities of the Company are listed and rules of the exchange, and the Grantee shall be notified in due course.

3.                    Except as otherwise provided by this Plan and the Board or required by Applicable Laws, the Grantee shall submit the application for exercising the vested options after the Company confirms the exercise procedures and issues a notification from the Effective Date to the end of validity period. After the Company confirms the number of the vested options, the qualification of the vested options, the compliance conditions and other essential requirements of the vested options, the Grantee can exercise the vested options through the exercise methods designated by the Company upon the Company’s instruction. The specific exercise procedures will be amended by the Company from time to time according to the actual operating situation, and shall be released and become effective upon approval by the Board or its authorized directors.

4.                  The Grantee shall exercise the option at exercise price determined at the time of grant and stated in the Grant Notification of Grant or any other Award Agreement, and shall bear corresponding taxes, foreign exchange and other costs. If, for any reason attributable to the Grantee, including but not limited to insufficient personal funds and issues concerning personal foreign exchange, the Grantee shall bear the consequential responsibilities and losses.

5.                  When exercising the option, the Grantee shall pay taxes in full in accordance with the provisions of the relevant laws and regulations. If the Company or Related Entity is then required to withhold the tax, the Grantee shall cooperate with the Company or Related Entity.

6.                  The option may only be exercised by the Grantee and the successor determined according to this Plan. A option shall have been exercised if the Grantee issues exercise notice to the Shareholding Entity or other shareholding entities determined by the Board according to the relevant provisions of this Plan (the Company shall promptly determine and provide the form of exercise notice), fully pays the exercise price and taxes according to laws, and if the registered holders of the relevant issued shares of Cayman Company are changed to the Grantee.

7.                  Before a Grantee is registered as a stock holder in the register of shareholders of Cayman Company, such Grantee shall not be entitled to dividend, voting or other shareholders’ rights or interests with respect to any option hereunder or the stock corresponding to thereto.

8.                  After a Grantee becomes a stock holder of Cayman Company by exercise of his/her option hereunder, such Grantee shall be bound by the articles of association and other relevant documents of Cayman Company. As a condition for the exercise by the Grantee, the Grantee shall irrevocably grant the Shareholding Entity or any other entity determined by the Board to exercise the voting rights attached to such shares. For the avoidance of doubt, except as otherwise provided in this Plan, the Grantee shall neither be entitled to drag-along right, preemption right or tag-along right, or any other right of disposal owned by other shareholders in any other aspect, nor any rights superior to other shareholders.

9.                  To the extent permitted by the applicable laws and regulations, laws and regulations of the place where the Company’s securities are listed and rules of the exchange and in case of viability against the market conditions of the securities market, notwithstanding the paragraph 5 of this section, as an alternative to the payment and exercise method of exercise price listed in this Plan, with the consent of the Administrator, the Grantee may pay the exercise price by “simultaneous sale” promise. In other words, the Grantee irrevocably chooses to exercise his/her option, and at the same time he/she sells the stocks purchased due to exercise that can at least pay the exercise price (up to all the stocks purchased due to exercise), and the Grantee promises to directly pay the equal consideration of the exercise price to the Shareholding Entity or any other entity determined by the Board when selling the stocks, and the sales proceeds exceeding the exercise price shall be paid to the Grantee.

10.           Unless approved by the Administrator, any transfer of shares under the option by the Guarantee shall be publicly conducted on the secondary market, and any such share shall not be transferred by other means (including but not limited to the transfer inside the Grantee). The transfer of such shares by the Grantee shall also comply with the laws and regulations of the place where the shares are listed and the rules of the exchange (including but not limited to the provisions on the lock-up period);

11.           If the Cayman Company or any Grantee are restricted or prohibited from exercise hereunder or transfer of stock under the option for any reason at any time, any such exercise or transfer shall comply with the restrictions or prohibitions accordingly; however, once such restrictions or prohibitions are lifted according to Applicable Laws, any such exercise or transfer shall be carried out in a timely manner.

VI.           Performance Stock Unit (PSU)

A.                Grant of PSU

The criteria for vesting of each batch of PSUs shall be determined by the Administrator.

B.                Criteria for vesting of PSU

1.              Unless otherwise decided by the Board, the formal vesting of PSUs shall be conditional that the listing of Cayman Company is completed and the lock-up period is ended. Subject to the actual vesting number calculated based on the performance of Cayman Company and individuals below, in principle, each batch of PSUs granted shall be vested in 4 years, and 25% of the total number of PSUs granted in that batch may be vested in each year. The first vesting date shall be the first anniversary date immediately following Grant Date (or the next day if there is no anniversary date).

2.              The Administrator shall, according to the annual vestable PSU base (that is, the total options granted in a batch/predicted times of vesting), calculate the actually-vested amount based on the performance of Cayman Company and individuals:

(1)                The Administrator shall determine the Company PSU vesting coefficient for each year according to the overall operating objective and achievement of Cayman Company. Any outstanding PSU for a year may be extended to the next year, in which case the vested amount of such PSU shall be determined on the basis of the overall operating objectives and achievements for such next year. If, according to this paragraph 1 above, all stock units that remain outstanding in the fourth year shall be canceled, for which the Company shall not make any other compensation.

(2)                The Administrator shall determine the individual PSU vesting coefficient (up to 100%) for each year according to the individual performance results, violations and other evaluations of Grantee. If the last personal annual performance ranking of a Grantee falls within the last 10 percent of his/her ranking group, such Guarantee shall be disqualified for vesting the annual PSU. The corresponding PSUs that are vestable in the current year are all canceled, for which the Company shall not make any other compensation.

(3)                The number of PSUs actually vested by a Grantee in the year shall be the product of the current PSU vesting base of such Grantee and the said Company PSU vesting coefficient and the individual PSU vesting coefficient.

3.              The Administrator may, in accordance with its authority, stipulate separately the number of times, amount of each batch of PSU and vesting coefficients to be vested as a whole or individually.

C.                Procedures for vesting of PSU

1.                    Except as otherwise provided in this Plan, the validity period of each batch of PSUs granted to the Grantee shall be 10 years from the Grant Date, and the PSUs that are not exercised during the validity period shall be canceled. If the Cayman Company is not listed at the expiration of the validity period, the Board may decide whether to extend the validity period if necessary.

2.                    After the Cayman Company is listed and the vesting criteria set out in the Section 6(B) above are decided by the Administrator in its sole discretion, and subject to the relevant restrictions (if any) contained in the Applicable Laws or the relevant agreement arrangement on the vesting of PSUs or other actual conditions that may affect the vesting, the Administrator shall give a vesting notice to the Grantee, confirming (a) the number of PSUs with respect to which the vesting criteria have been satisfied; (b) the number of shares to which the Grantee is entitled; (c) relevant documents that shall be executed by the Grantee and deemed necessary by the Administrator (which may include, but be not limited to, evidence the Administrator gives to Cayman Company that all terms and conditions contained in this Plan and Grant Notification of PSU or other Award Agreements); and (d) the lock-up period (if any) for such shares.

3.                    Except as otherwise provided by this Plan and the Administrator or required by Applicable Laws, the Grantee for the vested PSU shall execute the relevant documents deemed necessary by the Administrator within 30 business days from the date of receiving the vesting notice. If a Grantee fails to execute the required documents within 30 business days after receiving the vesting notice, the vested PSU will be forfeited.

4.                  After such Grantee executes the documents, the relevant shares under the vested PSU to the Grantee shall be transferred to such Grantee or his/her wholly-owned entity within a reasonable period from the vesting date of the relevant PSU as determined by the Administrator at its sole discretion.

5.               The Grantee shall bear the corresponding taxes and foreign exchange costs incurred in connection with the acquisition of shares of Cayman Company.

6.               When acquiring shares of Cayman Company after PSU is vested, the Grantee shall pay taxes in full in accordance with the provisions of the relevant laws and regulations. If the Company or Related Entity is then required to withhold the tax, the Grantee shall cooperate with the Company or Related Entity.

7.                  The PSU may only be exercised by the Grantee and the successor determined according to this Plan. If the Administrator, in accordance with this Plan, transfers the shares attributable to a PSU to a Grantee and such Grantee pays taxes according to the laws, and if registered holders of the issued shares of Cayman Company were changed to such Grantee, then such PSU shall have been fully vested.

8.               Before a Grantee is registered as a stock holder in the register of shareholders of Cayman Company, such Grantee shall not be entitled to dividend, voting or other shareholders’ rights or interests with respect to any PSU hereunder or the stock corresponding to thereto.

9.                  After a Grantee becomes a stock holder of Cayman Company by exercise of his/her PSU hereunder, such Grantee shall be bound by the articles of association and other relevant documents of Cayman Company. As a condition for the vesting by the Grantee, the Grantee shall irrevocably grant the Shareholding Entity or any other entity determined by the Board to exercise the voting rights attached to such shares. For the avoidance of doubt, except as otherwise provided in this Plan, the Grantee shall neither be entitled to drag-along right, preemption right or tag-along right, or any other right of disposal owned by other shareholders in any other aspect, nor any rights superior to other shareholders.

10.           Unless approved by the Administrator, any transfer of shares under the PSU by the Guarantee shall be publicly conducted on the secondary market, and any such share shall not be transferred by other means (including but not limited to the transfer inside the Grantee). The transfer of such shares by the Grantee shall also comply with the laws and regulations of the place where the shares are listed and the rules of the exchange (including but not limited to the provisions on the lock-up period).

11.           If the Cayman Company or any Grantee are restricted or prohibited from exercise hereunder or transfer of stock under the PSU for any reason at any time, any such exercise or transfer shall comply with the restrictions or prohibitions accordingly; however, once such restrictions or prohibitions are lifted according to Applicable Laws, any such exercise or transfer shall be carried out in a timely manner.

VII.    Other Stock-based Award

The Board may grant or sell all or part of other Awards valuated by reference to or based on the Company’s shares, including but not limited to restricted shares, RSUs, stock appreciation rights, dividend equivalents, share payments and deferred shares. Any such other stock-based award shall be in the form of decision of the Board and shall depend on the preconditions determined by the Board, including but not limited to the right to acquire or vest one or more shares (or the cash equivalent of such shares) after the completion of a specific service period, upon the occurrence of an event and/or upon the achievement of performance indicators. Other stock-based awards is either granted independently or in conjunction with any other Awards under this Plan. The Board shall, in accordance with the terms of this Plan, decide to whom and when any other stock-based award is granted and the number of shares to be granted as (or in connection with) such other stock-based award; whether such other stock-based award is paid in cash, shares or a combination thereof; and all other terms and conditions of such Awards.

VIII.   Special Disposal of Awards

1.              If a Grantee cancels or terminates the employment relationship with the Company he works for:

(1)            if the employment with the Cayman Company or Related Entity is terminated or expires (except for the circumstances described in items (2) and (3) of paragraph 1 of this section) for whatever reason prior to the listing of Cayman Company, all the Awards held by such Grantee (whether effective/vested or not) shall be forfeited, and the Cayman Company or Related Entity shall not make any compensation.

if the employment with the Cayman Company or Related Entity is terminated or expires (except for the circumstances described in items (2) and (3) of paragraph 1 of this section) for whatever reason after the listing of Cayman Company,  (i) stock options (if the stock options have become effective and the Initial Exercisable Date has lapsed) of such Grantee may be exercised within ninety (90) days after the expiration and termination of the employment, but after the expiration of such ninety (90) days, the stock options (whether effective or not) held by such Grantee shall be forfeited, and (ii) outstanding PSU and other outstanding Awards which have not met the vesting conditions of such Grantee shall be forfeited immediately after the expiration and termination of the employment, and Cayman Company or Related Entity shall not make any compensation in connection with the forfeiture of Award in the preceding (i) and (ii).

(2)            if a Grantee retires after he/she serves for more than 5 years in the Company and reaches the legal retirement age, or if a Grantee early retires, leaves office and dies due to disability resulted from work-related injury, the granted Award may be further held, vested or exercised by such Grantee or his/her successor.

(3)            if a Grantee early retires, leaves office and dies not due to disability resulted from work-related injury, such Grantee or his/her successor may continue holding and exercising all vested Awards; and the outstanding Awards shall be forfeited, for which the Company shall not make any compensation.

2.              In case of any violation of discipline and regulations committed by any Grantee during his/her employment, the Company or any other entity determined by the Board shall have the right to properly dispose of the Awards held by such Grantee according to the actual situation, including but not limited to:

(1)            if the options of such Grantee have not been exercised or other Awards of such Grantee have not been vested, the Company or any other entity determined by the Board shall have the right to cancel all or part of the options (whether effective or not) or other Awards held by such Grantee without any compensation.

(2)            if the options of such Grantee have been exercised or other Awards of such Grantee have been vested, the Company or any other entity determined by the Board shall have the right to repurchase all or part of the shares acquired by such Grantee due to the exercise or vesting of such Award once or several times at any time at the lower of the exercise price paid by such Grantee (if applicable) or the fair market value of the shares (approved by the Administrator), and the number and quantity of repurchase of the shares shall be determined by the Company or any other entity determined by the Board.

3.              In addition to the matters to be decided by the Board as explicitly stipulated herein, the Administrator may, in accordance with its authority, make separate provisions for the rules for special disposal of Awards, either as a whole or individually.

IX.          Competition Event

1.                  In case of any Competition Event on the part of any Grantee:

(1)            If, during the existence of the employment relationship or within 3 years after the cancellation or termination of the employment relationship, any Grantee engages in any Competition Event without the written consent of the Company he/she works for or Cayman Company , all the Awards (whether effective/vested or not) held by the Grantee shall be forfeited without any compensation.

(2)            After a Grantee exercises his/her the option or vests any other Award, the Shareholding Entity or any other entity determined by the Board shall have the right (but not the obligation) to repurchase the shares obtained by the Grantee due to such exercise or vesting upon the following terms: after such Grantee engages in a Competition Event, the Shareholding Entity or any other entity determined by the Board shall have the right to repurchase all or part of the shares acquired by such Grantee due to the exercise or vesting of such Award once or several times at any time at the lower of the exercise price paid by such Grantee (if applicable) or the fair market value of the shares (approved by the Administrator), provided that the number and quantity of repurchase of the shares shall be determined by the Company or any other entity determined by the Board.

X.               Other Provisions on Awards

1.                  Awards under the Plan shall be evidenced by Award Agreement that set forth the terms, conditions and limitations for each Award, which may include the term of an Award, the provisions applicable in the event the Grantee’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

2.                  The Administrator shall formulate the key terms of the Award and the notice to employee according to this Plan, and the Grantee shall sign and promise to abide by the key terms of the Award and the notice to employee before obtaining the eligibility for Award.

3.                  Unless otherwise stipulated by the Applicable laws and approved by the Board, Grantee shall not hold Awards on behalf of others. Otherwise all Awards (whether effective/vested or not) held by the Grantee shall be forfeited.

4.                  The Board shall formulate and implement or authorized the Administrator to formulate and implement this Stock Incentive Plan. On the basis of the needs of business development, the Board shall examine and decide whether the Award shall be granted by the Shareholding Entity or any other entity appointed by the Shareholding Entity.  The scope, specific Grantee and grant amount of each batch of Award plan shall be determined by the Administrator according to the position and performance of the Grantee.

5.                  All aspects such as grant, effectiveness/vesting and exercise of Awards shall comply with the Plan, relevant resolutions adopted by the Board and provisions of Applicable Laws. The Company, its shareholders and Related Entity shall not be responsible for failure to obtain the necessary approval, registration or filing for grant, vesting and exercise of Award from any competent regulator not due to intentional or gross negligence on the part of the Company, its shareholders or Related Entity.

6.                  Any option, PSU or any other stock-based award granted hereunder to a Grantee under this Plan shall be disposed according to the unified arrangement of the Administrator.

7.                  Unless otherwise provided by Applicable Laws and agreed by the Administrator, the Grantee shall not pledge, transfer or dispose of the Award in any other way during the validity period; and on and after the date on which the Award is disposed of in violation of the plan, all the Awards held by the award holder (regardless of whether effective/vested or not) shall be forfeited. Without affecting the forgoing, this Plan has the same binding effects on the successor or assignee of the Grantee.

8.                  If Award is forfeited in accordance with this Plan, such forfeited Award shall immediately become invalid.

9.                  If any shareholder of Cayman Company proposes to transfer 80% or more of issued ordinary shares of Cayman Company to a third party (subject to any equity transfer provisions under shareholder agreement or he articles of association of Cayman Company), and such shareholder requires any Grantee to transfer its shares in Cayman Company (if any) to the third-party purchaser, the Grantee must transfer its shares in Cayman Company to such purchaser at the same price.

10.           The Plan and information and documents relating to any Award shall be confidential information. Unless required by Applicable Laws, any Grantee shall not disclose the Plan or any such information and document to any third party without the prior written consent of the Board. If any Grantee violates the confidentiality provisions of this Plan, the Board shall dispose of the stock incentive held by such Grantee by reference to the paragraph 2 of Section 8.

11.           Notwithstanding anything herein to the contrary, the Company is not obliged to issue or deliver any certificates evidencing the Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance and delivery of such certificates comply with the requirements of all Applicable Laws, government department regulations and (if applicable) exchange on which the stock is listed or traded. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with  the requirements of all Applicable Laws, government department regulations and (if applicable) exchange on which the stock is listed or traded.. The Administrator may place legends on any Share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrator may require that a Guarantee makes such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations and requirements. The Administrator shall have the right to require any Grantee to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

12.           Subject to Applicable Laws, the Administrator may make Awards, provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

13.           A Grantee may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Grantee resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Chinese Renminbi or other foreign currency, as permitted by the Administrator, the amount payable will be determined by equivalent foreign currency at the official middle rate promulgated by the People’s Bank of China for Chinese Renminbi, or for jurisdictions other than the People’s Republic of China, the exchange rate as selected by the Administrator on the date of exercise.

XI.          Adjustment Based on Specific Event

1.                  In the event of an increase or decrease in the number of shares issued by Cayman Company due to stock split, dividends, merger, reclassification or similar transactions affecting shares, the Administrator shall have the right to adjust the Awards under this Plan and/or the number and price of shares, and the Administrator’s decision shall be final and binding. If Cayman Company issues any type of share or securities that can be converted into any type of share, the shares obtained by the Grantee due to exercise or the vesting of relevant Awards will be diluted accordingly, that is, the proportion of such shares in all issued shares of Cayman Company will be reduced accordingly.

2.                  Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Grantee, if the Administrator anticipates the occurrence, or upon the occurrence, of a Corporate Transaction, the Administrator may, in its sole discretion, provide for one or more of the following: (i) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Grantee the right to exercise the vested portion of such Awards during a period of time as the Administrator shall determine, or (ii) the termination of any Award in exchange for an amount of cash equal to the amount that could have been attained upon the exercise of such Award (and, for the avoidance of doubt, if as of such date the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award, then such Award may be terminated by the Company without payment), or (iii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or Related Entity, with appropriate adjustments as to the number and kind of Shares and prices, or (iv) payment of Award in cash based on the value of Shares on the date of the Corporate Transaction plus reasonable interest on the Award through the date when such Award would otherwise be vested or have been paid in accordance with its original terms, if necessary to comply with Section 409A of the Code.

3.                  In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in paragraphs 1 and 2 hereof, the Administrator may, in its sole discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Administrator may consider appropriate to prevent dilution or enlargement of rights.

4.                  Except as expressly provided in the Plan, no Grantee shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of Cayman Company or any other corporation.  Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

XII.     Administration Body of the Plan and its Duties

1.                  The Board is responsible for determining the principles and framework of the Plan and finally reviewing and approving the relevant matters of the Plan. This Plan, after being approved, shall be administered and implemented by the Board or the Administration with authorization of the Board. The Board may, depending on the circumstances, authorize the Administrator to carry out relevant matters and some functions and powers related to the implementation of this Plan. The Board has the right to determine that shares hereunder shall be held by the qualified Administrator appointed by the Board, and the specific arrangements related to the escrow or administration shall be decided by the Board.

2.                  The Board reserves the right of interpretation of this Plan. The Board, in its sole discretion, has the right to: (i) construct and interpret the provisions of this Plan, (ii) determine persons who receive Awards pursuant to this Plan, terms and conditions on which the Award is granted, and when the Awards granted pursuant to this Plan may be exercised or vested, (iii) make appropriate and fair adjustments to the terms of the Award granted pursuant to this Plan whenever it thinks necessary, and (iv) make such other decisions and determinations as it thinks appropriate in the course of administration of this Plan (such as future administration of the trust designed for this Plan on the basis of the actual needs, etc.). Eligible Grantees will be granted a certain amount of Awards, which will take be vested and exercised if the requirements of specific standards, conditions and time points are satisfied, and finally such Grantees receive corresponding shares of Cayman Company.

XIII.                            Effective and Expiration Date

1.                  This Plan is effective as of the date this Plan is adopted and approved by the Board (the “Effective Date”) through meeting or by written resolutions.

2.                  This Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement. Before the expiration of the validity period of this Plan, it may be extended accordingly with the approval of the Board.

XIV. Amendment and Termination

In any event, the Board has the right to terminate, revise or adjust this Stock Incentive Plan, and has the right but is not the obliged to independently determine the alternative incentive plan; provided that to the extent necessary or desirable to comply with Applicable Laws or stock exchange rules, the Company shall obtain shareholder approval for major amendment to this Plan in the required manner and to the required extent, unless the Company decides to follow home country practice.

XV.      General Provisions

1.                  Granting any Award pursuant to this Plan shall neither cause Cayman Company or Related Entity to assume the obligation to maintain the employment relationship with a Grantee, nor shall it reduce or affect the right of Cayman Company or Related Entity to terminate the employment relationship with such Grantee. No Grantee or other person shall have any claim to be granted any Award pursuant to this Plan, and no person is obligated to treat Grantees, holders of Awards or beneficiaries uniformly. (defined in the Rule 13d-3 under the Securities Exchange Act). The terms and conditions of the Award and the decisions and interpretations made by the Board with respect thereto shall not be consistent for each Grantee (whether such Grantees are in similar situations or not).

2.                  No Award gives the Grantee any of the rights of a Shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

3.                  The Grantee who accepts the Awards granted by this Plan shall unconditionally comply with the arrangements of the Administrator and the Board related to this Plan, and as long as permitted by the Governing Law, the Grantee shall not initiate any judicial procedures, such as filing a suit or applying for arbitration, against the Company, the Administrator or the Board, and shall not take any adverse actions or measures against the Company, the Administrator or the Board.

4.                  No Shares shall be delivered under the Plan to any Grantee until such Grantee has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws (especially the Tax Law). The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Grantee’s payroll tax obligations, if any) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Grantee arising as a result of this Plan. The Board may in its discretion and in satisfaction of the foregoing requirement allow a Grantee to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld.  Notwithstanding any other provision of this Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Grantee of such Award after such Shares were acquired by the Grantee from the Company) in order to satisfy any federal, state, local and other income and payroll tax liabilities applicable to the Grantee with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the federal, state, local and other income and payroll tax purposes that are applicable to such taxable income.

5.                  This Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in this Plan or any Award Agreement shall give the Grantee any rights that are greater than those of a general creditor of the Company or any Subsidiary.

6.                  To the extent permitted by the articles of association of the Company and Applicable Laws, each member of the Board or of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s articles of association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

7.                  This plan shall bind all successors and assignees of the Cayman Company and the Grantee, including but not limited to the estate consortia of the Grantee, the executor, administrator or trustee of the estate consortia, or any receiver or trustee or the creditor representatives of the Grantee.

8.                  Unless otherwise decided by the Board, Awards may not be transferred or assigned by the Grantee in any way other than by way of through will or inheritance and distribution laws. The Award that becomes exercisable after the death of a Grantee may be exercised by the legatee, personal representative or the estate distributor of the Grantee. Notwithstanding the forgoing, nothing contained in this Plan restricts or prohibits any transfer to a trust established for the tax arrangement purpose that is not intended for profit or business conduct, or to one or more “family members” by gift through appropriate family instructions. The “family member” is defined in Rule 701 of the Securities and Exchange Commission Rules as amended from time to time under the Securities Act.

9.                  In order to assure the viability of Awards granted to Grantees in various jurisdictions, the Board may, in its sole discretion, provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Grantee resides or is employed. Moreover, the Board may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, provided that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 3.1 of the Plan. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

10.           Payments made under this Plan shall not be taken into account in determining any benefits under any pension, retirement benefit, deposit, profit distribution, collective insurance, welfare or other benefit schemes of the Company or its subsidiaries, unless explicitly stated in writing in such other plans or agreements thereunder.

11.           No fractional Shares shall be issued and the Administrator shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

12.           Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by the Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

13.           The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by government agencies as may be required.  The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction.  If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other Applicable Laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

14.           This Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the Cayman Islands.

15.           It is the intent of the Administrator that any Award under this Plan is or may be subject to Section 409A of the Code, and terms and conditions contained in Section 409A shall be incorporated in the Award Agreement for such Award. To the extent applicable, this Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code, regulations of the Department of Treasury, and other interpretation guidelines promulgated under the forgoing, including but not limited to such regulations and other guidelines as promulgated after the effective date. Notwithstanding anything to the contrary herein, if the Administrator determines that any Award may be subject to Section 409A of the Code and the relevant guidelines of the Department of Treasury (including the guidelines of the Department of Treasury promulgated after the effective date), the Administrator may (a) take such corrective actions as the Administrator deems necessary or appropriate to maintain the tax treatment of the benefits provided by this Plan and the Award granted under this Plan, including amendments and policies with retroactive effects, and/or (b) take such other action as the Board deems necessary or appropriate to comply with the requirements of Section 409A of the Code.

16.           Subject to Section 14, the Administrator may approve such supplements, amendments or appendices to the Plan as it may consider necessary or appropriate for purposes of compliance with Applicable Laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements shall increase the share limitation contained in Section 3.1 of this Plan without the approval of the Board.

17.           This Plan is drafted in English and Chinese, if there is any inconsistency between the English version and the Chinese version, the Chinese version shall prevail.